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                                                                    EXHIBIT 99.2


             UPDATE FROM THE INDEPENDENT TRUSTEES OF THE JANUS FUNDS

Dear Fellow Shareholder,

In late September we wrote you to outline the preliminary steps that the six Independent Trustees of the Janus funds were taking to respond to allegations that certain institutional investors had been permitted to trade frequently in funds that we oversee on your behalf. We said we wanted to determine what happened and how the funds and Janus Capital can best protect against such frequent trading in the future.

As the Independent Trustees, we are now reporting to you on the findings of our inquiry to date and the actions that we have taken in response to it.

WHAT HAPPENED?

Through the Independent Trustees' legal counsel, we engaged Ernst & Young LLC (E&Y) to conduct a review that would help us understand the nature and effects of the permitted frequent trading in the Janus funds. In addition, we and our counsel have had several meetings with numerous employees of the funds' investment adviser, Janus Capital Management. It now appears that:

   o By E&Y's analysis, there were 10 investors in the funds that were given the opportunity to purchase and redeem shares of certain Janus funds more frequently than what was normally allowed for other investors, either individuals or institutions.

   o One of those arrangements began in November 2001. Four commenced in 2002, and five in the first half of 2003.

   o One investor (the one with the longest history) accounted for a substantial majority of the trading across those 10 relationships.

   o Three other investors had frequent trading activity during the period of their relationship with the Janus funds.

   o Four of the remaining six confined their trading to a single fund, and completed either 3 or 4 purchase-and-redemption transactions before Janus barred them from further investments.

   o The other two had 10 or fewer transactions across multiple funds, and the duration of their trades was generally longer than the overnight trading typically associated with market timing. In some instances, their investment positions were held for 30 days or longer.

Ernst & Young examined, transaction by transaction, the financial outcome of all trades of those 10 investors in the Janus funds. Their analysis revealed that the NET GAINS REALIZED by these investors totaled approximately $22.8 million. We asked E&Y to include in the calculations all of the transactions of those 10 investors, even investments exceeding 60 days in duration.

Ernst & Young also calculated an amount representing the opportunity cost of the net gains had they been available to the funds, which was estimated to be $2.7 million.

In addition, Ernst & Young determined that the MANAGEMENT FEES earned by Janus Capital on the assets that were invested in the Janus funds by those investors totaled approximately $1.0 million.

Finally, since the arrangements with certain of those investors involved the waiver of REDEMPTION FEES that the Trustees had approved for some of the Janus funds, we asked Ernst & Young to calculate the redemption fees that were waived on all transactions where they otherwise would have been imposed. That amount totaled approximately $5.0 million.

Our inquiry is inherently limited by the information available to us and to Janus Capital. Several of the employees central to the frequent trading issues are no longer employed by Janus. In addition, we do not have access to information in the hands of unaffiliated broker-dealers or other financial intermediaries. Should we learn about additional permitted frequent trading, we will take appropriate action.

It is important to report that our inquiry has revealed NO EVIDENCE OF LATE TRADES PLACED DIRECTLY WITH THE FUNDS. As the financial press has made clear in recent weeks, a growing volume of mutual fund share transactions is processed by intermediaries through whom investors place their orders. Janus Capital has written agreements with intermediaries that obligate those firms to ensure that trades are accounted for and processed correctly; however, we cannot say definitively that no intermediary submitted any late trades for shares of the funds.



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Equally important, we have found NO EVIDENCE OF INAPPROPRIATE TRADING IN THE
JANUS FUNDS BY PORTFOLIO MANAGERS OR SENIOR MANAGEMENT. Most portfolio managers of the Janus funds have significant personal investments in the funds that they manage. They are long-term investors, not short-term traders.

In addition to pending investigations by the Securities and Exchange Commission, the New York Attorney General's Office, the Colorado Attorney General's Office and other state authorities regarding frequent trading activities, numerous private civil lawsuits related to those activities have been filed against Janus Capital, the Janus funds, and the Trustees and officers of the funds. We intend to vigorously defend those lawsuits on behalf of the funds and the Trustees, but resolution of those suits is likely to take a long time.

WHAT RESTORATION WILL BE MADE?

Soon after the allegations of permitted frequent trading were first made, Janus Capital committed to return to the funds or fund shareholders all of the management fees that it earned from the permitted frequent trading relationships and to make further amends to impacted fund shareholders as determined by the Independent Trustees. In order to compensate for the effects of the permitted frequent trading, the Independent Trustees requested that Janus Capital pay to the impacted funds or their shareholders the following amounts, and Janus Capital has agreed to make those payments:

   o the net gains realized by the 10 investors on all of their transactions in shares of the Janus funds until they were banned from further investment;

   o an amount representing the opportunity cost of those gains had they been available to the funds;

   o management fees earned by Janus Capital on investments of those investors in any of the Janus funds until they were banned from further investment; and

   o redemption fees that Janus Capital waived on any of the transactions of those investors.

According to Ernst & Young, the components of the restoration aggregate approximately $31.5 million. For each of seven funds the amount payable to the fund or its shareholders would amount to one cent or more per share as of November 30, 2003. However, the methodology underlying those restoration amounts and the mechanics of payment, including whether the restoration will be paid to the funds or shareholders, have not been approved or agreed to by regulators having authority over Janus Capital or the funds.

We believe this is appropriate compensation for the affected funds and their shareholders. We are now working with Janus Capital on the mechanics of making those payments and will provide information at a later date as to how the payments will be made.

HOW CAN WE PROTECT AGAINST FREQUENT TRADING IN THE FUTURE?

With our independent counsel and Ernst & Young, we undertook an assessment of the processes that Janus Capital has used to identify and deter potential frequent trading activity. That inquiry took place at the same time that Janus Capital conducted its own comprehensive evaluation of internal processes and controls. The recommendations that emerged from those two exercises produced several action steps, including the following, which are already being taken.

INTERNAL CONTROLS. Janus Capital is implementing several enhancements to its existing structure of internal controls in order to deter future frequent trading activity. All new institutional client relationships will be reviewed and approved using a standard, centralized process. Procedures for identifying frequent trading transactions and for enforcing frequent trading policies have been standardized and strengthened. Tighter definitions of the circumstances in which redemption fees may be waived have been introduced. And, new reports about both trading activity and redemption fees will be prepared and shared with the Trustees on a regular basis. Additionally, Janus Capital will continue to look for further improvements in processes and controls, and we will closely monitor its progress.

PROSPECTUS LANGUAGE. The prospectuses for the non-money market funds are being revised to tighten language concerning the rights of investors to purchase, redeem, and exchange shares in the Janus funds. The overall thrust of those changes is to emphasize that the funds are intended for long-term investors and that aggressive measures will be taken to deter short-term trading.



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REDEMPTION FEES. The Trustees have increased redemption fees from 1% to 2% on all of funds that currently have redemption fees in place for shares redeemed or exchanged within three months of purchase. We are also studying whether to add redemption fees to other funds.

FAIR VALUATION. In determining the net asset value of fund shares on a daily basis, there are times when it is advisable to value a security at a price that is different from the closing market price for that security, especially when the market for the security may have closed several hours before the time for determination of net asset value. For that reason, the Trustees have had long-standing policies and procedures for valuing such securities that we believe have conformed good practice in the mutual fund industry. We have recently approved the use of new systems to facilitate the fair valuation process and will continue to review our valuation procedures and methodologies.

BEYOND FREQUENT TRADING

Recent public discussion of developments at Janus and other fund complexes has fueled demand for change within the mutual fund industry that goes well beyond redressing the frequent trading activity that has occurred. An agenda of specific change initiatives is being shaped around the broad themes of greater transparency and accountability.

We want you to know that both the Trustees and Janus Capital embrace that agenda and are pursuing it. The following are indications of our commitment to it.

PORTFOLIO DISCLOSURE. Janus Capital announced last month that, commencing January 1, 2004, it will disclose portfolio holdings for each of the Janus funds on a monthly basis with a 30-day lag. We welcome this progressive stance on portfolio disclosure.

SOFT DOLLARS. The Trustees and Janus Capital have also recently agreed to prohibit the use of brokerage commissions to purchase research products or services from third parties. Although that practice is permissible under the securities laws, we have decided to discontinue it in order to achieve greater alignment between the interests of Janus Capital and those of fund shareholders. The prohibition will be phased in as current soft dollar arrangements with brokers expire in 2004.

GOVERNANCE. The Trustees of the Janus funds historically have exceeded the prevailing requirement that a majority of a fund board be independent. The composition even goes beyond proposals that have recently been introduced to increase that minimum requirement to two-thirds or three-fourths. There are seven Trustees of the Janus funds. The six of us are Independent Trustees. None of us has at any time been an officer, director or employee of Janus Capital or a relative of any officer, director or employee; none of us has any economic interest in Janus Capital; and none of us has a relationship with any provider of services to Janus Capital or the funds.

The one non-independent Trustee is Tom Bailey, who founded the Janus funds more than 30 years ago. Tom chairs the Board of Trustees but he has no position with Janus Capital, from which he retired nearly 18 months ago. We value the unique perspective that Tom brings to the board's deliberations and appreciate his respect for the role of the Independent Trustees. All committees of the board are composed entirely of Independent Trustees. We meet regularly, without Tom and without Janus Capital personnel, at the beginning of board meetings. And, we shape the agenda for all of the board's work through the leadership of Dennis B. Mullen, whom we elected last year as lead Independent Trustee. As Independent Trustees, we are keenly aware that we are accountable to you, the shareholders of the Janus funds.

Finally, on the broader agenda for change, while there are actions such as the above that Janus can and will take on its own, there are other measures that will require coordination among many participants in the mutual fund industry. That is especially so with regard to the role of intermediaries in the growing volume of mutual fund transactions that intermediaries of varying types process between shareholders and fund companies. Those relationships directly affect the funds' ability to impose redemption fees and to detect attempted late trading. We stand ready to engage with that agenda as well.

OUR COMMITMENT TO YOU

We appreciate your willingness to review this communication. It is lengthy, but we felt compelled to provide you with a full discussion of what happened and how we can best protect the funds from frequent trading in the future.



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We are not pleased that any permitted frequent trading activity in the Janus funds occurred on our watch. We know that you have high expectations of us to represent your interests as shareholders, and we take that responsibility very seriously.

What we have learned from our inquiry causes us to continue to have confidence in the Janus funds and in the individuals who manage those funds. We are shareholders in those funds and will remain so. Our assets are invested along side yours. Like you, we are long-term investors.

Moving forward, you have our commitment that we will continue to be advocates for your interests.


Sincerely,



/s/ WILLIAM F. MCCALPIN     /s/ JOHN W. MCCARTER, JR.   /s/ DENNIS B. MULLEN
William F. McCalpin         John W. McCarter, Jr.       Dennis B. Mullen





/s/ JAMES T. ROTHE          /s/ WILLIAM D. STEWART      /s/ MARTIN H. WALDINGER
James T. Rothe              William D. Stewart          Martin H. Waldinger









         Janus Investment Fund, Janus Aspen Series, Janus Adviser Series




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